Exhibit 99.1

Voting Agreement AND IRREVOCABLE PROXY

This Voting Agreement (this “Agreement”), dated as of April 17, 2015 by and between the undersigned stockholders (each a “Stockholder” and collectively, the “Stockholders”) of Internet America, Inc., a Texas corporation (the “Company”), and the Company.

RECITALS

WHEREAS, concurrently with or following the execution of this Agreement, the Company and Purchaser (as defined below) have entered, or will enter, into that certain Asset Purchase Agreement, substantially in the form attached hereto as Exhibit A, by and between the Company and Purchaser (as amended from time to time, the “APA”), providing for, among other things, the First Asset Sale (as defined below);

WHEREAS, following the First Asset Sale, it is contemplated that the Company will conduct the First Asset Sale Distribution (as defined below) and the Escrow Distribution (as defined below);

WHEREAS, following the First Asset Sale, it is further contemplated that the Company will conduct the Second Asset Sale (as defined below) and the Residual Distribution (as defined below);

WHEREAS, in connection with the foregoing transactions, the Stockholders have agreed to (a) dismiss the Shareholder Suit (as defined below) and (b) appoint and elect certain directors as described herein, and concurrently with or following the execution of this Agreement, directors of the Company have delivered or will deliver irrevocable resignations effective only upon the completion of the First Asset Sale Distribution, substantially in the form attached hereto as Exhibits B-1 and B-2;

WHEREAS, each Stockholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of Company Capital Stock (as defined below) beneficially owned by such Stockholder, including those shares set forth on Annex A to this Agreement, as of the date of this Agreement;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into and deliver the APA, the Stockholders have agreed to vote their Shares in favor of approval of the APA and the transactions contemplated thereby;

WHEREAS, the Company and Purchaser are relying on this Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in taking steps that will affect the conduct of the Company’s business, in communicating with the Company’s customers and employees, in preparing a proxy statement, in proceeding with the filing of applications for approvals, and in undertaking other actions necessary for the consummation of the First Asset Sale; and

WHEREAS, as a condition and inducement to each Stockholder to enter into this Agreement, each other Stockholder has agreed to vote his, her, or its Shares in favor of approval of the Contemplated Transactions (as defined below);

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the APA.

“Asset Sales” means the First Asset Sale and the Second Asset Sale.

“Claim” means any demand, claim, action, investigation, petition, plea, complaint, charge, citation, appeal, lawsuit, litigation, proceeding, hearing, inquiry, investigation, mediation, arbitration, or similar event (whether civil, criminal, administrative, judicial, or investigative and whether in law or equity).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.01 per share.

“Contemplated Transactions” mean the transactions contemplated by the APA and this Agreement, including the Asset Sales and the Distributions; provided, that the Contemplated Transactions may or may not be carried out in the order described in the recitals to this Agreement; provided, further, that the termination of the APA shall not be considered a “Contemplated Transaction”.

“Distributions” means the First Asset Sale Distribution, the Escrow Distribution, and the Residual Distribution.

“Escrow Distribution” means the distribution by the escrow agent, on behalf of the Company, to the stockholders of the Company of the proceeds from the First Asset Sale which have been held in escrow and released pursuant to the terms and conditions of the APA and the ancillary documentation thereto, in one or more distributions, which the parties understand will total $700,000 at the closing of the First Asset Sale.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Asset Sale” means the sale of the Assets as defined in the APA, pursuant to the terms and conditions of the APA.

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“First Asset Sale Distribution” means the distribution by the Company to the stockholders of the Company of all proceeds from the First Asset Sale (other than those amounts held in escrow pursuant to the terms and conditions of the APA and the ancillary documentation thereto which shall be distributed pursuant to the Escrow Distribution), in one or more distributions.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, act, treaty, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement, or order of general applicability, of any Governmental Entity, including rules and regulations promulgated thereunder. This shall include, any of the foregoing that are issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to any Stockholder or its, assets, properties, or business.

“Options” means any options, warrants or other rights to acquire any additional shares of Company Capital Stock or any security exercisable for or convertible into shares of Company Capital Stock.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Purchaser” means AirCanopy Internet Services, Inc., a Texas corporation.

“Representatives” mean a Person’s directors, officers, employees, agents, advisors and investment bankers.

“Residual Distribution” means the distribution by the Company to the stockholders of the Company of (a) all proceeds from the Second Asset Sale and (b) all other amounts held by the Company in excess of the amount necessary for the Company to maintain its existence, cumulatively in one or more distributions.

“Second Asset Sale” means the sale or sales of the Company’s assets other than the assets sold pursuant to the First Asset Sale, all of which are contemplated to occur after the First Asset Sale.

“Shares” means the shares of Company Capital Stock beneficially owned by the relevant Stockholder or Stockholders, including all of those shares of Company Capital Stock owned by such Stockholder or Stockholders as of the date of this Agreement and any additional shares of Company Capital Stock subsequently held by such Stockholder or Stockholders which is subject to this Agreement pursuant to Section 7 hereof.

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2.	Representations of Stockholders.

Each Stockholder represents and warrants to the Company that:

(a)          Such Stockholder, if not an individual, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder, if an individual, is a resident of the state of the address set forth for such Stockholder in Section 14.

(b)          As of the date hereof, such Stockholder is, and (except with respect to any Shares Transferred in accordance with this Agreement) at all times during the term of this Agreement will be, a beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of, and such Stockholder has, and will have, good and valid title to, the Stockholder’s Shares with no restrictions on the Stockholder’s rights of disposition pertaining thereto other than any restrictions under applicable securities laws. The Stockholder beneficially owns, all of such Stockholder’s Shares free and clear of all liens and encumbrances. Other than as provided in this Agreement, such Stockholder has, and (except with respect to any Shares Transferred in accordance with this Agreement) at all times during the term of this Agreement will have, with respect to such Shares, either (i) the sole power, directly or indirectly, to vote and dispose of such Subject Shares or (ii) the shared power together with one or more other Stockholders, directly or indirectly, to vote and dispose of such Shares, and to issue instructions pertaining to such Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has, and (except with respect to any Shares Transferred in accordance with this Agreement) at all times during the term of this Agreement will have, the complete and exclusive power, individually or together with one or more other Stockholders, to, directly or indirectly (i) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 3 hereof and (ii) agree to all matters set forth in this Agreement.

(c)          None of the Shares are held in an account that would allow a third party to lend out such Shares on any securities lending market or otherwise. The number of shares of Company Capital Stock and Options set forth on Annex A opposite the name of such Stockholder are the only shares of Company Capital Stock or Options or other Company securities beneficially owned by such Stockholder as of the date of this Agreement. Other than the Shares and any shares of Company Capital Stock underlying the Options (the number of which is set forth opposite the name of such Stockholder on Annex A under the heading “Shares Subject to Options”), as of the date hereof such Stockholder does not own any shares of Company Capital Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.

(d)          Except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares. There are no agreements or arrangements of any kind, contingent or otherwise, to which such Stockholder is a party obligating such Stockholder to Transfer or cause to be Transferred to any Person any of such Stockholder’s Shares. No Person other than a Stockholder has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Shares.

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(e)          The Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below)).

(f)          This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). If such Stockholder is married and any of the Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(g)          None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to Stockholder or to Stockholder’s property or assets.

(h)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement, other than securities filings to be made by the Company in order to comply with its obligations under applicable securities law.

3.	Agreement to Vote Shares and Take Action; Irrevocable Proxy.

(a)	Each Stockholder agrees:

(i)          Subject to the provisions of Sections 3(a)(iii) and 3(a)(iv), during the term of this Agreement, to vote all of the Shares, and to cause any holder of record of Shares to vote all of their shares, at every meeting of the Company stockholders at which such matters are considered and at every adjournment or postponement thereof, and to take all other necessary or desirable actions, in support of the Contemplated Transactions;

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(ii)         During the term of this Agreement, to vote all of the Shares and to cause any holder of record of the Shares to vote all of his, her, or its Shares, at every meeting of the Company stockholders at which such matters are considered and at every adjournment or postponement thereof, against, and not to take any action in support of, (A) any Acquisition Proposal, (B) any action (including any amendment to the Company’s certificate of incorporation or bylaws, as in effect on the date hereof), proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under any documentation entered into in connection with the Contemplated Transactions (including the APA) or of Stockholder under this Agreement, and (C) any action (including any amendment to the Company’s certificate of incorporation or bylaws, as in effect on the date hereof), proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Contemplated Transactions or the fulfillment of Purchaser’s or the Company’s conditions under the APA or any documentation entered in connection with the Contemplated Transactions or change in any manner the voting rights of any class of shares of the Company (including any amendments to or restatements of the certificate of incorporation or formation or by-laws);

(iii)        Following the date of this Agreement, to take all necessary or desirable actions (including voting all of the Shares, and causing any holder of record of the Shares to vote all of his, her, or its Shares, at every meeting of the Company stockholders at which such matters are considered and at every adjournment or postponement thereof) to ensure that the board of directors of the Company expands the size of the board to four members and appoints Steven G. Mihaylo to fill the newly created vacancy on the board following dismissal of the Shareholder Suit, subject to the fiduciary obligations of the directors then in office;

(iv)        Following the date of this Agreement, to take all necessary or desirable actions (including voting all of the Shares, and causing any holder of record of the Shares to vote all of his, her, or its Shares, at every meeting of the Company stockholders at which such matters are considered and at every adjournment or postponement thereof) to ensure that the board of directors of the Company shall be consistent with the following:

(A)         Following the appointment of Steven G. Mihaylo to the board of directors pursuant to Section 3(a)(iii), until the earlier of (x) the completion of the First Asset Sale Distribution or (y) the termination of the APA, (1) the board of directors of the Company shall continue to consist of William E. (Billy) Ladin, Jr., Justin McClure, Dean L. Greenberg, and Steven G. Mihaylo and (2) the number of directors of the Company shall be fixed and remain at all times at four;

(B)         Upon the completion of the First Asset Sale Distribution (if the termination of the APA has not occurred), (1) Justin McClure’s and Dean L. Greenberg’s irrevocable resignations shall become effective on their terms, and (2) the board of directors of the Company shall consist of William E. Ladin, Jr. and Steven G. Mihaylo, who shall negotiate in good faith to appoint two additional individuals to the board of the Company, which individuals will be suggested by Steven G. Mihaylo and their appointment will be subject to the fiduciary obligations of the directors then in office; and

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(C)         Upon the termination of the APA (if the First Asset Sale Distribution has not already been completed), (1) Justin McClure’s and Dean L. Greenberg’s irrevocable resignations shall not be effective on their terms, (2) the board of directors of the Company shall continue to consist of Justin McClure, Dean L. Greenberg, William E. Ladin, Jr., and Steven G. Mihaylo, and (3) William E. Ladin, Jr. and Steven G. Mihaylo shall negotiate in good faith to increase the total number of directors of the Company to five and appoint an additional person to the board; provided, that if William E. Ladin, Jr. and Steven G. Mihaylo are unable to reach an agreement pursuant to foregoing subclause (3), the Company shall hold a stockholder election to elect a new board of directors no later than the date that is 90 days after the termination of the APA; provided, further, that this Section 3(a)(iv)(C) shall have no force and effect unless and until the APA is terminated.

(v)         Following the date of this Agreement, to take all necessary or desirable actions (including voting all of the Shares, and causing any holder of record of the Shares to vote all of his, her, or its Shares, at every meeting of the Company stockholders at which such matters are considered and at every adjournment or postponement thereof) to ensure that, prior to or simultaneously with the First Asset Sale Distribution, the Company pays any accumulated but unpaid dividends with respect to the Company Preferred Stock.

(b)          Each Stockholder hereby revokes any previously executed proxies and appoints William E. Ladin, Jr. (including any person William E. Ladin. Jr. may designate, the “Proxy Holder”) its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of the Stockholders under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(c)          This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with respect to the Shares. Each Stockholder acknowledges and agrees that this proxy is irrevocable to the fullest extent permitted by applicable law, including Section 21.369 of the Texas Business Organizations Code (the “TBOC”).

(d)          The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the earlier of the termination of this Agreement or the Effective Time (as defined in the APA).

(e)          Subject to the limitations set forth herein, the vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by any Stockholder of any Shares, and the Company and Stockholders agree to recognize the vote of the Proxy Holder instead of the vote of the Stockholders in the event the Stockholders do not vote in accordance with Section 3(a) of this Agreement.

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4.	Return of Certificates and Notice.

(a)          To the extent any Share is certificated, each Stockholder agrees to return the stock certificates evidencing such Share, to the extent they exist, to the Company as promptly as reasonably possible following the date of this Agreement and agrees that the Company or its transfer agent may place a legend on each certificate that (a) conspicuously notes the existence of this Agreement and that each Share represented by that certificate is bound by this Agreement, and (b) conspicuously notes that each Share represented by the certificate is subject to the irrevocable proxy under this Agreement. Each Stockholder agrees that the Company or its transfer agent may impose any legend on each certificate representing the Stockholder’s Shares that may be necessary to render this Agreement and the irrevocable proxy contained herein specifically enforceable against such Stockholder, any holder of the ownership interest, and any transferee for value.

(b)          To the extent a Share is uncertificated, each Stockholder agrees and acknowledges that the Stockholder has hereby been provided with notice of the this Agreement, including the voting agreement and irrevocable proxy, in accordance with and sufficient to satisfy the requirements of TBOC §§ 6.252(c)(2) and 3.205.

5.	No Voting Trusts or Other Arrangement.

Each Stockholder agrees that such Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Company.

6.	Transfer and Encumbrance.

(a)          Each Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell (including short sell), offer, exchange, assign, pledge, hypothecate or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 6 shall be null and void. This Section 6 shall not prohibit a Transfer of the Shares by any Stockholder (i) if such Stockholder is a natural person (1) to any member of such Stockholder’s immediate family, (2) to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (3) upon the death of such Stockholder; (ii) if such Stockholder is not a natural person, to a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement and executes a copy of this Agreement and delivers such executed copy of this Agreement to the Company.

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(b)          Each Stockholder hereby authorizes the Company and the Company’s transfer agent, at the Company’s direction, to impose stop orders to prevent the Transfer of any Shares on the books of the Company in violation of this Agreement; provided, that any such stop order (i) shall terminate upon any termination of this Agreement, and (ii) shall not prohibit a Transfer of Shares in accordance with the other provisions of this Section 6.

7.	Additional Shares.

Each Stockholder agrees that all shares of Company Capital Stock that the Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, including shares of Company Capital Stock underlying unexercised Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

8.	Waiver of Appraisal and Dissenters’ Rights.

Each Stockholder hereby (a) confirms his knowledge of the potential availability of the rights of dissenting shareholders under the TBOC with respect to certain sales of assets under Texas law and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Asset Sales or the APA that Stockholder may have by virtue of ownership of the Shares.

9.	Dismissal of Lawsuit.

Following the execution of this Agreement and the APA, Steven G. Mihaylo agrees to promptly dismiss or to cause to be promptly dismissed without prejudice that certain litigation styled The Steven G. Mihaylo Trust, a Nevada Trust; Summit Growth Management, LLC, a Nevada Limited Liability Company; and Derivatively for Internet America, Inc., a Texas Corporation, Plaintiffs vs. Internet America, Inc., a Texas Corporation; William E. Ladin, Jr., an Individual; Randall J. Frapart, an Individual; Raymond L. Horn, an Individual; Dean L. Greenberg, an Individual; and Justin McClure, an Individual; and DOES 1-10 Inclusive, Defendants; in the District Court of Harris County, Texas, Judicial District 127; Cause No. 2014-41046 and all Claims related thereto (the “Shareholder Suit”).

10.	Release and Waiver.

(a)          In consideration of the promises and covenants made in this Agreement, effective upon the earlier of (i) the irrevocable resignations of Justin McClure and Dean L. Greenberg becoming effective (with no additional directors of the Company then in office who are not specifically approved by Steve G. Mihaylo) or (ii) the termination of the APA, each Stockholder does hereby RELEASE AND FOREVER DISCHARGE each other Stockholder, the Company, and each of their affiliates, Representatives, successors and assigns (all of whom are hereinafter collectively referred to as the “Released Parties”) from any and all Claims, causes of action and liabilities, whether known or unknown, suspected or unsuspected, which the Stockholder has, may have, or may claim to have, against the Released Parties, including Claims arising from or related to the Contemplated Transactions, any of the transactions contemplated thereby, or any documents effecting such transactions, or any and all causes, acts, omissions, or events (herein referred to collectively as “Released Claims”), however denominated, occurring prior to or contemporaneously with the execution of this Agreement; provided, that, Claims arising out of or attributable to a breach of this Agreement by the relevant Released Party shall not be released or discharged by the preceding language. The Released Claims specifically includes the Shareholder Suit and any subsequent litigation brought in connection with the underlying Claims.

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(b)          Each Stockholder hereby acknowledges and agrees that the Release set forth above is a general release against the Released Parties, and each Stockholder hereby expressly waives and assumes the risk of any and all claims for damages against any of the Released Parties related to this Agreement of which the Stockholder does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would affect Stockholder’s decision to enter into this Agreement.

11.	No Agreement as Director or Officer.

Each Stockholder makes no agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if the Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Stockholder in the Stockholder’s capacity as such a director or officer, including in exercising rights under the APA or any other documentation entered into in connection with the Contemplated Transactions or in connection with the Contemplated Transactions, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict the Stockholder from exercising the Stockholder’s fiduciary duties, if any, as an officer or director to the Company or its stockholders.

12.	Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

13.	Entire Agreement.

This Agreement, together with the APA, the agreements contemplated thereby, and any other documentation entered into in connection with the Contemplated Transactions, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived with respect to a particular Stockholder hereto, except by an instrument in writing signed by the Company and the Stockholders. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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14.	Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):

If to the Company: Internet America, Inc. 6210 Rothway Street Houston, TX 77040 Phone: (713) 968-2500 Fax: (713) 589-3000 Email: billy@ladin.com Attn: William E. (Billy) Ladin, Jr.	With a copy to: Ewing & Jones, PLLC 6363 Woodway, Suite 10000 Houston, Texas 77057 Phone: (713) 590-9610 Fax: (713) 590-9601 Email: rewing@ewingjones.com Attention: Randolph Ewing

If to a Stockholders, to the address or facsimile number below, as appropriate:

If to William E. (Billy) Ladin, Jr.: William E. (Billy) Ladin, Jr 5722 Indian Circle Houston TX 77057 Phone: (713) 851-7100 Fax: N/A Email: Billy@Ladin.com	If to GulfSouth Capital, Inc.: GulfSouth Capital 1671 Lelia Drive Jackson, MS 39216 Phone: (601) 991-3626 Fax: (601) 956-2605 Email: mkerce@gscapitalvc.com Attention: H. Michael Kerce
If to John Palmer: John Palmer 1671 Lelia Drive Jackson, MS 39216 Phone: (601) 914-0567 Fax: (601) 956-2605 Email: jpalmer2335@yahoo.com	If to The Steven G. Mihaylo Trust: Steven G. Mihaylo Trust PO Box 19790 Reno, NV 89511 Phone: (775) 530-3955 Email: steve.mihaylo@yahoo.com Attention: Steve Mihaylo

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If to J.N. Palmer Family Partnership: J.N. Palmer Family Partnership 1671 Lelia Drive Jackson, MS 39216 Phone: (601) 914-0567 Fax: (601) 956-2605 Email: jpalmer2335@yahoo.com Attention: John N. Palmer	If to Summit Growth Management, LLC: Summit Growth Capital PO Box 19790 Reno, NV 89511 Phone: (775) 530-3955 Email: steve.mihaylo@yahoo.com Attention: Steve Mihaylo
If to Steven G. Mihaylo: Steven G. Mihaylo PO Box 19790 Reno, NV 89511 Phone: (775) 530-3955 Email: steve.mihaylo@yahoo.com

15.	Termination.

This Agreement shall terminate upon the earlier of (a) the completion of the Asset Sales and the Distributions or (b) the two year anniversary of the execution this Agreement; provided, that Section 10 (Release and Waiver) and Section 16 (Miscellaneous) shall survive indefinitely.

16.	Miscellaneous.

(a)          This Agreement shall be governed by and construed under the internal laws of the State of Texas, without reference to principles of conflict of laws or choice of laws. All parties agree and consent that all disputes, claims and controversies hereunder and interpretation hereof shall be brought in the exclusive forum of the county courts of Houston, Texas; and the parties agree not to remove any action from such forum or claim forum non conveniens.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 16(b).

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(c)          If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d)          Whether or not the Contemplated Transactions are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such cost or expenses.

(e)          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

(f)          Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)          All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)          No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Company may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its affiliates. Any assignment contrary to the provisions of this Section 16(h) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

13

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY:

Internet America, Inc.

By:	/s/ William E. Ladin Jr.
Name:	William E. (Billy) Ladin Jr.
Title:	Chief Executive Officer

[Company Signature Page to Voting Agreement and Irrevocable Proxy]

STOCKHOLDERS:

/s/ William E. Ladin, Jr.
Name:	William E. (Billy) Ladin, Jr.

/s/ John Palmer
Name:	John Palmer

J.N. Palmer Family Partnership

By:	/s/ John Palmer
Name:	John Palmer
Title:	General Partner

GulfSouth Capital, Inc.

By:	/s/ H. Michael Kerce
Name:	H. Michael Kerce
Title:	CFO/COO

[Stockholder Signature Page to Voting Agreement and Irrevocable Proxy]

STOCKHOLDERS:

John N. Palmer Foundation, Inc.

By:	/s/ John Palmer
Name:	John Palmer
Title:	Registered Agent

[Stockholder Signature Page to Voting Agreement and Irrevocable Proxy]

STOCKHOLDERS:

/s/ Steve G. Mihaylo
Name: Steven G. Mihaylo

Steven G. Mihaylo, Trustee
of The Steven G. Mihaylo Trust

/s/ Steve G. Mihaylo

Summit Growth Management, LLC

By:	/s/ Steve G. Mihaylo
Name:	Steven G. Mihaylo
Title:	Managing Member

[Stockholder Signature Page to Voting Agreement and Irrevocable Proxy]

Annex A

Beneficial Ownership

Stockholder	Company Common Stock Shares Beneficially Owned*	Company Preferred Stock Shares Beneficially Owned*	Right to Acquire Beneficial Ownership of Common Stock*		Total Common Stock
John Palmer(1)	1,305,290	853,242	853,242		2,158,532
Steven G. Mihaylo(2)	7,000,000	500,000	500,000		7,500,000
William E. (Billy) Ladin, Jr.	1,288,275	341,297	591,297	(3)	1,879,572

*          For purposes of this Agreement only, and without admitting that any Stockholder beneficially owns any securities for any other purpose, each Stockholder may be deemed to beneficially own all of the shares of Company Common Stock, Company Preferred Stock, and Company Common Stock subject to vested options set forth in the table above.

(1)	The amounts shown for Ambassador John Palmer include: (i) 700,000 shares of common stock held by John N. Palmer Foundation, Inc., a corporation in which Ambassador Palmer is the only officer, (ii) 76,666 shares of common stock held by J.N. Palmer Family Partnership, a limited partnership in which Ambassador Palmer is general partner and (iii) 76,667 shares of common stock and 853,242 shares of Series A Preferred Stock owned by GulfSouth, in which Ambassador Palmer has sole ownership.

(2)	All shares of common stock are held by The Steven G. Mihaylo Trust, of which Mr. Mihaylo is the Trustee. All shares of Preferred Stock are held by Summit Growth Management, LLC, of which Mr. Mihaylo is the Managing Member.

(3)	Mr. Ladin’s right to acquire beneficial ownership of common stock includes (i) 250,000 options for common stock which are vested and unexercised as of the date of this Agreement and (ii) 341,297 shares of common stock which may be acquired by conversion of the Company Preferred Stock.

[Annex A to Voting Agreement and Irrevocable Proxy]

EXHIBIT A

ASSET PURCHASE AGREEMENT

[Exhibit A to Voting Agreement and Irrevocable Proxy]

EXHIBIT B-1

IRREVOCABLE RESIGNATION

April 15, 2015

The Board of Directors

Internet America, Inc.

6210 Rothway Street, Suite 100

Houston, Texas

Ladies and Gentlemen:

I, Justin McClure, hereby tender my resignation as a director of Internet America, Inc. (the “Company”), effective only upon the completion of the First Asset Sale Distribution, as contemplated in that certain Voting Agreement and Irrevocable Proxy, entered into on April 17, 2015, by and among the Company and the stockholders party thereto (the “Agreement”).

Please note that my resignation is not as a result of any disagreement between myself and the Company, its management, board of directors or any committee of the board of directors. This resignation is irrevocable, pursuant to Section 21.4091 of the Texas For-Profit Corporation Law.

Sincerely,

/s/ Justin McClure
Name: Justin McClure

[Exhibit B-1 to Voting Agreement and Irrevocable Proxy]

EXHIBIT B-2

IRREVOCABLE RESIGNATION

April 15, 2015

The Board of Directors

Internet America, Inc.

6210 Rothway Street, Suite 100

Houston, Texas

Ladies and Gentlemen:

I, Dean L. Greenberg, hereby tender my resignation as a director of Internet America, Inc. (the “Company”), effective only upon the completion of the First Asset Sale Distribution, as contemplated in that certain Voting Agreement and Irrevocable Proxy, entered into on April 17, 2015, by and among the Company and the stockholders party thereto (the “Agreement”).

Please note that my resignation is not as a result of any disagreement between myself and the Company, its management, board of directors or any committee of the board of directors. This resignation is irrevocable, pursuant to Section 21.4091 of the Texas For-Profit Corporation Law.

Sincerely,

/s/ Dean Greenberg
Name: Dean L. Greenberg

[Exhibit B-2 to Voting Agreement and Irrevocable Proxy]